Exhibit (g)(2)

Exhibit A

to the Custody Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

CoinShares Valkyrie Bitcoin and Ether Strategy ETF

CoinShares Valkyrie Bitcoin Miners ETF

CoinShares Valkyrie Bitcoin Futures Leveraged Strategy ETF